Exhibit 99.1

FOR IMMEDIATE RELEASE                                              Contact:     Sharon Bolen
January 12, 2012                                                                                          Director, Administration
  713-753-7615
  Mediarelations@kbr.com

                  Rob Kukla, Jr.
                  Director, Investor Relations
                  713-753-5082
                  investors@kbr.com

Ichthys LNG Project achieves FID and JGC/KBR/Chiyoda Joint Venture (JKC JV) executes Letter of Award for initial EPC activities for LNG plant facilities

HOUSTON--(BUSINESS WIRE)-- KBR (NYSE:KBR), JGC Corporation (JGC) and Chiyoda Corporation (Chiyoda) jointly announced that INPEX CORPORATION and Total S.A. (the Ichthys Owners) have notified the joint venture formed by JGC, KBR and Chiyoda, the JKC JV, that the Final Investment Decision (FID) for the Ichthys LNG project has been achieved. As part of this notification, the Ichthys Owners have issued a notification of award to the JKC JV for the engineering, procurement and construction for Ichthys LNG Project. The Ichthys Owners and the JKC JV have executed a formal letter of award for the initial engineering, procurement and construction activities for the project. The completion and execution of the formal EPC Contract is expected in the coming weeks.

The Ichthys LNG Project is an integrated natural gas field development project being executed by the INPEX group of companies (Operator) and the Total group of companies in Australia. Feed gas from the Ichthys Field, in the Browse Basin offshore Western Australia, will be exported to the onshore LNG processing facilities in Darwin via an 889-kilometer pipeline. Participating interests in the downstream Ichthys LNG Project are INPEX group companies (76%) and Total group companies (24%).

“We are pleased to have received notice the FID has been achieved for the Ichthys LNG project and that the JKC JV has received the notice of award of the EPC contract. We have already started initial engineering, procurement and construction activities and look forward to completing the formal EPC contract in the coming weeks,” said Mitch Dauzat, KBR President, Gas Monetization. “We are excited that the JKC JV will play a key role in INPEX’s and Total’s effort to make this world-class LNG project a reality.”

About KBR
In the LNG sector, KBR has led the design and construction of many of the world's LNG facilities in the past 35 years. In Australia, with its partners, KBR has designed and constructed four of the six operating LNG trains and designed what will be the nation’s largest float-over offshore platform. Current project roles include engineering, procurement and construction management for the Gorgon LNG project in Western Australia, as part of the Kellogg Joint Venture Gorgon, and engineer for two major coal seam gas pipelines in Queensland: for Australia Pacific LNG and Queensland Curtis LNG. The company has 35,000 staff in 45 countries, and had a turnover of US$10 billion in 2010.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.